EXHIBIT 5.1

March 12, 2021

Cleveland-Cliffs Inc.
200 Public Square, Suite 3300
Cleveland, Ohio 44114
Re:    Registration Statement on Form S-4 Filed by Cleveland-Cliffs Inc.
Relating to the Exchange Offer (as defined below)
Ladies and Gentlemen:
We have acted as counsel to Cleveland-Cliffs Inc., an Ohio corporation (the “Company”), and the Guarantors (as defined below) in connection with the Registration Statement on Form S-4 to which this opinion has been filed as an exhibit (the “Registration Statement”). The Registration Statement relates to the proposed issuance and exchange (the “Exchange Offer”) of up to $73,298,000 aggregate principal amount of 7.00% Senior Guaranteed Notes due 2027 of the Company (the “Exchange Notes”) for an equal principal amount of 7.00% Senior Guaranteed Notes due 2027 of the Company outstanding on the date hereof (the “Outstanding Notes”). The Outstanding Notes were, and the Exchange Notes will be, issued pursuant to an Indenture, dated as of March 16, 2020 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), by and among the Company, the guarantors listed on Annex A hereto (each, a “Covered Guarantor” and, collectively, the “Covered Guarantors”), the guarantor listed on Annex B hereto (the “Other Guarantor” and, collectively with the Covered Guarantors, the “Guarantors”) and U.S. Bank National Association, as trustee (the “Trustee”). The Outstanding Notes are, and the Exchange Notes will be, guaranteed (each, a “Guarantee”) on a joint and several basis by the Guarantors.
In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions.
Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:
1. The Exchange Notes, when they are executed by the Company, authenticated by the Trustee in accordance with the Indenture and issued and delivered in exchange for the Outstanding Notes in accordance with the terms of the Exchange Offer, will constitute valid and binding obligations of the Company.
2. The Guarantee of the Exchange Notes (each, an “Exchange Guarantee”) of each Covered Guarantor, when it is issued and delivered in exchange for the Guarantee of the Outstanding Notes (each, an “Outstanding Guarantee”) of that Covered Guarantor in accordance with the terms of the Exchange Offer, will constitute a valid and binding obligation of that Covered Guarantor.

Cleveland-Cliffs Inc.
March 12, 2021

3. The Exchange Guarantee of the Other Guarantor, when it is issued and delivered in exchange for the Outstanding Guarantee of the Other Guarantor in accordance with the terms of the Exchange Offer, will constitute a valid and binding obligation of the Other Guarantor.
The opinions set forth above are subject to the following limitations, qualifications and assumptions:
For purposes of the opinions expressed herein, we have assumed that (i) the Trustee has authorized, executed and delivered the Indenture and that the Indenture is a valid, binding and enforceable obligation of the Trustee and (ii) the Outstanding Notes have been, and the Exchange Notes will be, duly authenticated by the Trustee in accordance with the Indenture.
For purposes of the opinion set forth in paragraph 3 above, we have further assumed that (i) the Other Guarantor is a corporation existing and in good standing under the laws of the State of West Virginia (the “Jurisdiction”), (ii) the Indenture and the Exchange Guarantee of the Other Guarantor (A) have been authorized by all necessary corporate action of the Other Guarantor and (B) have been executed and delivered by the Other Guarantor under the laws of the Jurisdiction and (iii) the execution, delivery, performance and compliance with the terms and provisions of the Indenture and the Exchange Guarantee by the Other Guarantor do not violate or conflict with the laws of the Jurisdiction, the provisions of its articles of incorporation and by‑laws or any rule, regulation, order, decree, judgment, instrument or agreement binding upon or applicable to the Other Guarantor or its properties.
The opinions expressed herein are limited by (i) bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws, and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights and remedies generally, and (ii) general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or in equity.
As to facts material to the opinions and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and the Guarantors. The opinions expressed herein are limited to (i) the laws of the State of New York, (ii) the laws of the State of Ohio, (iii) the laws of the State of Michigan, (iv) the General Corporation Law of the State of Delaware, (v) the Delaware Limited Liability Company Act and (vi) the Delaware Revised Uniform Limited Partnership Act, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,

/s/ Jones Day

Annex A
Covered Guarantors

Guarantor	Jurisdiction of Incorporation or Organization
Cannon Automotive Solutions – Bowling Green, Inc.	Delaware
Cleveland-Cliffs Burns Harbor LLC	Delaware
Cleveland-Cliffs Cleveland Works LLC	Delaware
Cleveland-Cliffs Columbus LLC	Delaware
Cleveland-Cliffs Investments Inc.	Ohio
Cleveland-Cliffs Kote Inc.	Delaware
Cleveland-Cliffs Kote L.P.	Delaware
Cleveland-Cliffs Minorca Mine Inc.	Delaware
Cleveland-Cliffs Monessen Coke LLC	Delaware
Cleveland-Cliffs Plate LLC	Delaware
Cleveland-Cliffs Railways Inc.	Delaware
Cleveland-Cliffs Riverdale LLC	Delaware
Cleveland-Cliffs South Chicago & Indiana Harbor Railway Inc.	Delaware
Cleveland-Cliffs Steel Corporation	Delaware
Cleveland-Cliffs Steel Holding Corporation	Delaware
Cleveland-Cliffs Steel Holdings Inc.	Ohio
Cleveland-Cliffs Steel LLC	Delaware
Cleveland-Cliffs Steel Management Inc.	Delaware
Cleveland-Cliffs Steel Properties Inc.	Delaware
Cleveland-Cliffs Steelton LLC	Delaware
Cleveland-Cliffs Steelworks Railway Inc.	Delaware
Cleveland-Cliffs Tek Inc.	Delaware
Cleveland-Cliffs Tek Kote Acquisition Corporation	Ohio
Cleveland-Cliffs Tek L.P.	Delaware
Cleveland-Cliffs Tubular Components LLC	Delaware
Cleveland-Cliffs Weirton LLC	Delaware
Cliffs Mining Company	Delaware
Cliffs Minnesota Mining Company	Delaware
Cliffs TIOP Holding, LLC	Delaware
Cliffs TIOP II, LLC	Delaware
Cliffs TIOP, Inc.	Michigan
Cliffs UTAC Holding LLC	Delaware
Fleetwood Metal Industries, LLC	Delaware
IronUnits LLC	Delaware
Lake Superior & Ishpeming Railroad Company	Michigan
Metallics Sales Company	Delaware
Mountain State Carbon, LLC	Delaware
Northshore Mining Company	Delaware
PPHC Holdings, LLC	Delaware

Precision Partners Holding Company	Delaware
Silver Bay Power Company	Delaware
SNA Carbon, LLC	Delaware
The Cleveland-Cliffs Iron Company	Ohio
Tilden Mining Company L.C.	Michigan
United Taconite LLC	Delaware

Annex B
Other Guarantor

Guarantor	Jurisdiction of Incorporation
Mid-Vol Coal Sales, Inc.	West Virginia